Exhibit 99.1

Contact: John Leness Secretary and General Counsel 253-850-3500

FLOW INTERNATIONAL FILES SECOND QUARTER

FORM 10-Q REFLECTING IMPROVEMENT VERSUS

THE NOVEMBER 25, 2003 PRESS RELEASE

KENT, Wash., December 15, 2003 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology equipment used for cutting, cleaning (surface preparation) and food safety applications, today filed its Quarterly Report on Form 10-Q for the period ended October 31, 2003 with the Securities and Exchange Commission. The second quarter results reported in the Form 10-Q are improved from the results announced on November 25, 2003 because of the implementation of EITF 00-21 “Revenue Arrangements with Multiple Deliverables.” Revenues for the quarter were $43.7 million, an increase of $1 million from the $42.7 million reported in the November 25, 2003 press release. The revised net loss for the quarter was $3.3 million or $.21 diluted loss per share, compared with a net loss of $3.7 million or $0.24 diluted loss per share as reported in the November 25, 2003 press release. This change affects only the Waterjet Systems segment. Six month to date results were also adjusted accordingly. The Company’s Form 10-Q contains further detail regarding these changes.

About Flow International

Flow provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com.